UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2026

zSpace, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-42431	35-2284050
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

55 Nicholson Lane San Jose, California	95134
(Address of Principal Executive Offices)	(zip code)

(408) 498-4050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZSPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On May 28, 2026, zSpace, Inc. (the “Company”), entered into a series of related agreements and corporate actions to restructure approximately $12.0 million of outstanding indebtedness owed to two noteholders: 3i, LP, a Delaware limited partnership (“3i”), and Fiza Investments Limited, a Cayman Islands entity (“Fiza” and, together with 3i, the “Holders”). The transactions consist of (i) the conversion of a portion of the amounts owed to 3i and all amounts owed to Fiza into shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), and a newly created series of preferred stock designated as Series P-2 Convertible Preferred Stock (“Series P-2 Preferred”), (ii) the amendment of 3i’s remaining senior convertible note, (iii) the amendment of the Certificate of Designations of the Company’s Series P Convertible Preferred Stock, and (iv) the creation of the new Series P-2 Preferred, each as described in more detail below.

3i Debt Restructuring Agreement

On May 28, 2026 (the “Closing Date”), the Company entered into a Debt Restructuring Agreement (the “3i Agreement”) with 3i. Pursuant to the 3i Agreement, 3i agreed to convert an aggregate of $2,000,000 of outstanding principal and other owed amounts under its senior secured convertible notes into shares of Common Stock. Specifically, the converted amount consists of (i) $789,110 (the “First Note Converted Amount”) of outstanding principal and other owed amounts under a senior secured convertible note originally issued on April 11, 2025 in the original principal amount of $13,978,495 (the “First Note”), and (ii) an amount of interest and Make-Whole Amounts (as defined in the Second Note) equal to $2,000,000 minus the First Note Converted Amount, drawn from a senior secured convertible note issued on March 16, 2026 in the original principal amount of $4,301,075 (the “Second Note”). Conversion of the First Note Converted Amount fully satisfies and discharges all obligations under the First Note.

The conversion price for the shares of Common Stock issuable to 3i pursuant to the 3i Agreement is $0.2385 per share, a fixed price equal to 150% of the closing price of the Common Stock on the OTC Markets on the trading day immediately preceding the Closing Date. The number of shares of Common Stock issuable to 3i pursuant to the 3i Agreement is equal to $2,000,000 divided by such conversion price, rounded up to the nearest whole share.

Simultaneously, the Second Note (as reduced by the converted amounts described above) was amended effective as of the Closing Date (as so amended, the “Amended Note”). Under the Amended Note, 3i will be subject to a nine (9)-month conversion moratorium during which it may not exercise any conversion right. Commencing on the date that is nine (9) months after the Closing Date, the Company will be obligated to repay the Amended Note in nine (9) equal consecutive monthly installments of combined principal, interest and Make-Whole Amounts (as defined in the Amended Note), with the final installment due eighteen (18) months after the Closing Date.

The 3i Agreement also includes customary representations and warranties of the parties, a limitation on the beneficial ownership of 3i in the Company’s Common Stock of 4.99% of the total outstanding Common Stock immediately after giving effect to such issuance (increasing to 9.99% on or after June 20, 2026), and a 60-day standstill on 3i’s ability to declare an Event of Default (as defined in the Amended Note) as a result of the Company’s Common Stock being suspended from trading on Nasdaq.

Fiza Debt Conversion Agreement

On May 28, 2026, the Company also entered into, and consummated the transactions contemplated by, a Debt Conversion Agreement (the “Fiza Agreement”) with Fiza. Fiza held outstanding debt owed by the Company in the aggregate amount of $10,003,915.76, consisting of $7,201,694.89 in principal (the “Principal”) and $2,802,220.87 in accrued interest (the “Interest”), evidenced by one or more promissory notes or loan agreements.

Pursuant to the Fiza Agreement, Fiza agreed to convert: (i) the Principal into shares of Common Stock at a fixed conversion price equal to $0.2385 per share, 150% of the closing price of the Common Stock on the OTC Markets on the trading day immediately preceding the Closing Date; and (ii) the Interest into shares of the newly created Series P-2 Preferred at a fixed conversion price of $1.00 per share, resulting in the issuance of 2,802,221 shares of Series P-2 Preferred to Fiza. The Fiza Agreement includes customary representations, warranties and covenants of the parties.

Amendment to Series P Convertible Preferred Stock

In connection with the foregoing transactions, on May 28, 2026, the Board of Directors of the Company (the “Board”), with the prior written consent of the holder of all of the outstanding shares of Series P Convertible Preferred Stock, approved, and directed the Company to file with the Secretary of State of the State of Delaware, a Certificate of Amendment to the Certificate of Designations of Series P Convertible Preferred Stock of zSpace, Inc. (the “Series P Amendment”). The Series P Amendment: (i) reduces the authorized number of shares of Series P Convertible Preferred Stock from 5,000,000 to 2,000,000 shares; and (ii) reduces the current Conversion Price of the Series P Convertible Preferred Stock to $1.00 per share. All other terms of the Certificate of Designations of Series P Convertible Preferred Stock were not affected by the Series P Amendment.

Certificate of Designations of Series P-2 Convertible Preferred Stock

On May 28, 2026, the Board approved a Certificate of Designations of Series P-2 Convertible Preferred Stock of zSpace, Inc. (the “Series P-2 COD”), creating a new series of preferred stock designated as “Series P-2 Convertible Preferred Stock” upon filing with the Secretary of State of the State of Delaware. The principal terms of the Series P-2 Preferred are as follows:

Designation and Amount. Up to 3,000,000 shares of Series P-2 Preferred are authorized, par value $0.00001 per share, with a stated value of $1.00 per share. Series P-2 Preferred ranks pari passu with the Series P Convertible Preferred Stock and senior to Common Stock and all other junior shares as to payment of dividends, distribution of assets upon liquidation, and redemption rights.

Dividends. Each share of Series P-2 Preferred is entitled to cumulative dividends at a rate of 18% per annum, payable annually, compounding annually from the original issue date. Dividends are payable only in shares of Series P-2 Preferred. No dividends may be paid on shares junior to the Series P-2 Preferred unless dividends on Series P-2 Preferred have first been paid in full.

Voting Rights. Series P-2 Preferred votes on an as-converted basis together with the Common Stock. So long as any shares of Series P-2 Preferred remain outstanding, the Company may not, without the affirmative vote of a majority of the outstanding shares of Series P-2 Preferred, (a) alter or change the powers, preferences or rights of the Series P-2 Preferred, (b) authorize or create any class of stock ranking senior to or pari passu with the Series P-2 Preferred (other than Series P), (c) amend the Certificate of Incorporation in any manner adversely affecting Series P-2 Preferred holders, (d) increase the authorized shares of preferred stock, or (e) enter into any agreement with respect to the foregoing.

Liquidation. Upon any liquidation, dissolution, winding-up, or Change of Control Transaction (as defined in the Series P-2 COD), holders of Series P-2 Preferred are entitled to receive, for each share, before any distribution to holders of junior shares, an amount equal to the greater of (a) the stated value plus accrued and unpaid dividends and other amounts due, or (b) the amount such holder would receive if the share had been converted into Common Stock at the then-applicable conversion price immediately prior to such event.

Conversion. Each share of Series P-2 Preferred is convertible into Common Stock at the option of the holder beginning on the third anniversary of the original issue date. The conversion price is equal to the stated value ($1.00) plus accrued dividends, divided by the then-applicable conversion price (initially $1.00 per share of Common Stock, subject to customary anti-dilution adjustments). Conversion is subject to a 4.99% (or 9.99% at the holder’s election) beneficial ownership limitation.

Exemption from Registration

The shares of Common Stock and Series P-2 Preferred issued or to be issued in connection with the transactions described above are being issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as transactions not involving a public offering. Each of the Holders has represented that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

The foregoing descriptions of the 3i Agreement, the Fiza Agreement, the Series P Amendment, and the Series P-2 COD are summaries only, do not purport to be complete, and are qualified in their entirety by reference to the full text of each of these agreements and corporate documents, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

As described in Item 1.01 above, upon the consummation of the debt restructuring transaction with 3i, all obligations of the Company under the First Note were fully satisfied, discharged, and cancelled without further action. The First Note will be deemed null and void and of no further force or effect, and 3i will have no further right, title, or interest in or to the First Note or any amounts previously owed thereunder.

In addition, upon the consummation of the debt conversion transaction with Fiza, all obligations of the Company under the promissory notes and loan agreements evidencing the Fiza debt were fully satisfied, discharged, and cancelled. Upon closing, all obligations of the Company under the Fiza notes were extinguished in their entirety, and Fiza has no further claims against the Company arising out of or relating to those notes or any amounts previously owed thereunder.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to the Certificate of Designations of Series P Convertible Preferred Stock of zSpace, Inc.

3.2	Certificate of Designations of Series P-2 Convertible Preferred Stock of zSpace, Inc.

10.1	Debt Restructuring Agreement, dated May 28, 2026, between zSpace, Inc. and 3i, LP.

10.2	Debt Conversion Agreement, dated May 28, 2026, between zSpace, Inc. and Fiza Investments Limited.

104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2026	zSpace, Inc.

	By:	/s/ Erick DeOliveira
Erick DeOliveira
Chief Financial Officer